UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._)
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GREAT SOUTHERN BANCORP, INC.

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GREAT SOUTHERN BANCORP, INC.
1451 E. Battlefield
Springfield, Missouri 65804
(417) 887‑4400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 9, 2017

You are hereby notified and cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Great Southern Bancorp, Inc. ("Bancorp"), to be held at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Missouri, on May 9, 2017, at 10:00 a.m., local time.
A proxy statement and proxy card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and voting upon the following matters:
1.	the election of three directors, each for a term of three years;
2.	the ratification of the appointment of BKD, LLP as Bancorp's independent registered public accounting firm for the fiscal year ending December 31, 2017; and
3.	such other matters as may properly come before the Annual Meeting, or any adjournments or postponements thereof.
Pursuant to the bylaws of Bancorp, the Board of Directors has fixed February 28, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only record holders of the common stock of Bancorp as of the close of business on that date will be entitled to vote at the Annual Meeting, or any adjournments or postponements thereof.
The Board of Directors of Bancorp unanimously recommends that you vote FOR the election of the nominees named in the accompanying proxy statement and FOR the ratification of the appointment of the independent registered public accounting firm.
This year Bancorp is using a Securities and Exchange Commission rule to furnish its proxy statement, Annual Report and proxy card over the internet to stockholders who own fewer than 500 shares.  This means that these stockholders will not receive paper copies of the proxy materials.  Instead, these stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet.  If you received only this notice by mail and would like to request a printed copy of the proxy materials, the notice contains instructions on how you can do so.
Stockholders are encouraged to attend the Annual Meeting in person. Regardless of whether you plan to attend the Annual Meeting in person, please read the accompanying proxy statement and then vote by internet, telephone or mail as promptly as possible. Voting promptly will help ensure the presence of a quorum and save Bancorp from additional expense in soliciting proxies.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 9, 2017.
The Proxy Statement and the annual report to stockholders are available at www.greatsouthernbank.com (click "Investor Relations").
By Order of the Board of Directors

William V. Turner
Chairman of the Board

Springfield, Missouri
 March 27, 2017

GREAT SOUTHERN BANCORP, INC.
1451 E. Battlefield
Springfield, Missouri 65804
 (417) 887-4400

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
 TO BE HELD ON MAY 9, 2017

Solicitation of Proxies
This proxy statement is being furnished to stockholders of Great Southern Bancorp, Inc. ("Bancorp," the "Company," "we," "us," "our") in connection with the solicitation by our Board of Directors of proxies to vote our common stock, $.01 par value per share ("Common Stock"), at our Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Missouri, on May 9, 2017, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof. The Notice of the Annual Meeting, a proxy card and our Annual Report to Stockholders for the fiscal year ended December 31, 2016 accompany this proxy statement. Certain of the information in this proxy statement relates to Great Southern Bank ("Great Southern" or the "Bank"), a wholly owned subsidiary of Bancorp.
At the Annual Meeting, stockholders are being asked to consider and vote upon (i) the election of three directors of Bancorp and (ii) the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (the "Independent Auditor Proposal").
Regardless of the number of shares of Common Stock owned, it is important that stockholders be represented by proxy or present in person at the Annual Meeting. Stockholders are requested to vote by internet, telephone or mail as promptly as possible.
A proxy may be revoked by a stockholder at any time prior to its exercise by filing written notice of revocation with the Secretary of Bancorp at the above address, by delivering to Bancorp, at any time before the Annual Meeting, a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself have the effect of revoking a properly executed proxy.  If your shares are held in "street name" through a bank, broker or other nominee, you must follow the instructions on the form you receive from your bank, broker or other nominee with respect to revoking your proxy.
The cost of solicitation of proxies and of the Annual Meeting will be borne by Bancorp. In addition to the solicitation of proxies by mail, proxies may also be solicited personally or by telephone by directors, officers and other employees of Bancorp or Great Southern not specifically engaged or compensated for that purpose. Bancorp will also, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of the Common Stock.
This year we are using a Securities and Exchange Commission ("SEC") rule to furnish our proxy statement, Annual Report and proxy card over the internet to stockholders who own fewer than 500 shares.  This means that these stockholders will not receive paper copies of the proxy materials.  Instead, these stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet.  If you received only this notice by mail and would like to request a printed copy of the proxy materials, the notice contains instructions on how you can do so.
The approximate date on which this proxy statement and the accompanying proxy card are first being made available to stockholders is March 27, 2017.

Voting
Bancorp's Board of Directors has fixed February 28, 2017 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, and any and all adjournments or postponements thereof. Only stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The total number of shares of Common Stock outstanding on the Record Date was 14,006,125.  These are the only securities of Bancorp entitled to vote at the Annual Meeting.
Each holder of the Common Stock is entitled to cast one vote for each share of Common Stock held on the Record Date on all matters, except that, pursuant to Section D of Article V of Bancorp's charter, any stockholder that beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") is not entitled to vote shares in excess of the Limit.
In order for any proposals considered at the Annual Meeting to be approved by stockholders, a quorum must be present. The holders of a majority of the shares of the Common Stock entitled to vote, present in person or represented by proxy at the meeting, will constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining a quorum. Shares in excess of the Limit, however, will not be considered present for purposes of determining a quorum. Directors will be elected by a plurality of the votes cast.  The approval of the Independent Auditor Proposal requires the affirmative vote of a majority of the votes cast on the matter.
With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the election of directors. With regard to the Independent Auditor Proposal, stockholders may vote for or against the proposal or abstain from voting on this proposal.  In determining the percentage of shares that have been affirmatively voted on the Independent Auditor Proposal, the affirmative votes will be measured against the aggregate votes for and against the proposal. Thus, abstentions and broker non-votes will have no effect on the Independent Auditor Proposal.
All shares of Common Stock represented at the Annual Meeting by proxies solicited hereunder will be voted in accordance with the specifications made by the stockholders executing the proxies. If a properly executed and unrevoked proxy solicited hereunder does not specify how the shares represented thereby are to be voted, the shares will be voted FOR the election as directors of the persons named in this proxy statement and FOR the Independent Auditor Proposal, and in accordance with the discretion of the persons appointed proxy for the shares upon any other matters as may properly come before the Annual Meeting.
PROPOSAL I. ELECTION OF DIRECTORS
The number of directors constituting Bancorp's Board of Directors is currently ten but will be reduced to nine upon the retirement of William E. Barclay as a director of Bancorp at the time of the Annual Meeting.  Mr. Barclay is expected to remain a director of the Bank.  Bancorp's Board is divided into three classes. The term of office of one class of directors expires each year in rotation so that the class up for election at each annual meeting of stockholders serves for a three-year term. The terms of three of the present directors are expiring at the Annual Meeting.
The directors elected at the Annual Meeting will hold office for a three-year term expiring in 2020, or until their successors are elected and qualified. Except as noted above with regard to Mr. Barclay, we expect that the other directors will continue in office for the remainder of their terms. The nominees for director have indicated that they are willing and able to serve as director if elected and have consented to being named as nominees in this proxy statement. If the nominees should for any reason become unavailable for election, it is intended that the proxies will be voted for the substitute nominees as shall be designated by the present Board of Directors, upon the recommendation of the Nominating Committee, unless the proxies direct otherwise.
The principal occupation and business experience for the last five years and certain other information with respect to each nominee is set forth below. The information concerning the nominees has been furnished by them to us.

Nominees to Serve a Three-Year Term Expiring at the 2020 Annual Meeting
Kevin R. Ausburn, age 61, was first appointed a director of Bancorp and Great Southern effective March 1, 2017. Mr. Ausburn is currently the chairman and chief executive officer of SMC Packaging Group in Springfield, Mo. He has served with many civic and charitable organizations, including as vice president of the Springfield Business Development Corporation, and on the Ozarks Trails Council – Boy Scouts of America Board, Association of Independent Corrugated Converters Board, Good Government Committee, Voice of Business Committee, Council of Churches of the Ozarks Foundation and Community Foundation of the Ozarks – Audit/Operations Committee.  He is also a certified public accountant.  Mr. Ausburn's background as a senior executive, owner and operator of multiple businesses in the Springfield area provides a long history of entrepreneurship and managerial knowledge that are particularly valuable to the Board.   He also brings to the Board knowledge and experience regarding local business and economic matters.  Mr. Ausburn was recommended as a director by the Chief Executive Officer of Bancorp.  The Nominating Committee reviewed Mr. Ausburn's background and experience prior to recommending that the Board nominate him as a director.
Larry D. Frazier, age 79, was first elected a Director of Great Southern and of Bancorp in May 1992. Mr. Frazier was elected a Director of Great Southern Financial Corporation in 1976, where he served until his election as Director of Great Southern and Bancorp. Mr. Frazier is retired from White River Valley Electric Cooperative in Branson, Missouri, where he served as Chief Executive Officer from 1975 to 1998. Mr. Frazier also has served as President of Rural Missouri Cable T.V., Inc. from 1979 to 2000. These entities are not affiliated with Bancorp.  Mr. Frazier brings to the Board strong organizational and leadership skills developed from his many years of experience as a chief executive.
Douglas M. Pitt, age 50, was first appointed a Director of Bancorp and Great Southern in January 2015.  Mr. Pitt has been a technology entrepreneur for decades, merging his computer networking firm with TSI Global, LLC ("TSI") in 2013.  His former company, ServiceWorld Computer Center, was a past recipient of the Springfield Area Chamber of Commerce Small Business of the Year Award and was also recognized as the Springfield Business Journal's Philanthropic Business of the Year.  Mr. Pitt is currently employed by TSI as General Manager of the Springfield office of TSI. Mr. Pitt is a well-known philanthropist and civic leader, both locally and internationally. He currently serves as a board member of WorldServe International, which operates one of the largest water drilling companies in East Africa. Locally, he founded Care To Learn, a non-profit organization with a mission to fund child health, hunger and hygiene needs. Mr. Pitt is also past Chairman of the Springfield Area Chamber of Commerce. Mr. Pitt's experience as a business owner and entrepreneur, as well as his significant community involvement, provide knowledge and leadership that are valuable to the Board.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.
Information with Respect to the Continuing Directors
In addition to the nominees proposed for re-election to the Bancorp Board of Directors, the following individuals are also members of the Bancorp Board, each serving for a term ending on the date of the annual meeting of stockholders in the year indicated. The principal occupation and business experience for the last five years and certain other information with respect to each continuing director of Bancorp is set forth below. The information concerning the continuing directors has been furnished by them to us.
Directors Serving a Term Expiring at the 2018 Annual Meeting
Thomas J. Carlson, age 64, was first appointed a Director of Bancorp in January 2001. Mr. Carlson is an attorney and practiced law for 20 years. He is now engaged full-time in real estate development. He is President of Mid America Management, Inc., and has developed various properties and managed many housing projects in Missouri, Kansas and Oklahoma.  Mr. Carlson served on the Springfield City Council from 1983 through 2008, and served seven terms as Mayor of the City of Springfield. None of these entities are affiliated with Bancorp.  Mr. Carlson's many years of service on the Springfield City Council and as Mayor of the City of Springfield give him deep ties to the Springfield community and a thorough understanding of local business and economic matters.  He also brings to the Board knowledge and experience in real estate and legal matters.

Joseph W. Turner, age 52, joined Great Southern in 1991 and became an officer of Bancorp in 1995. Mr. J. Turner became a Director of Bancorp and Great Southern in 1997 and currently serves as President and Chief Executive Officer of Bancorp and Great Southern. Prior to joining Great Southern, Mr. J. Turner was an attorney with the Kansas City, Missouri law firm of Stinson, Mag and Fizzell. Mr. J. Turner is the son of William V. Turner, who is a Director and the Chairman of the Board of Bancorp and Great Southern. Mr. J. Turner is also the brother of Julie Turner Brown, who is a Director of Bancorp and Great Southern.  Mr. J. Turner currently serves as a board member and chairman of the board at CoxHealth.  Mr. J. Turner's many years of experience as an executive of the Company, including as Chief Executive Officer since 2000, have given him invaluable knowledge of all aspects of the Company's business and operations and strong leadership and organizational skills.
Debra Mallonee Shantz Hart, age 53, was first appointed a director of Bancorp and Great Southern effective March 1, 2017.  Ms. Hart is an attorney and practiced law for more than 25 years, representing clients in the areas of real estate development, real estate finance and business law. She is now engaged full-time in real estate development and management.  Ms. Hart served as vice president and general counsel for John Q. Hammons Hotels for thirteen years. She has been developing affordable housing in Missouri and Oklahoma since 2008.  Active in the community, Ms. Hart has served on numerous community and non-profit boards, including the Board of Public Utilities of Springfield, Mo., Community Partnership of the Ozarks, Springfield Area Chamber of Commerce Board and Executive Committee (Chairman 2016), Discovery Center and Springfield Boy's and Girl's Club Trust Advisory Board.  Ms. Hart's many years of service on numerous community and non-profit boards give her deep ties to the Springfield community and a thorough understanding of local business and economic matters.  She also brings to the Board knowledge and experience in real estate and legal matters.
Ms. Hart was appointed to complete the term left vacant due to the death of Director Grant Q. Haden, who passed away in November 2016, while serving as a director of Bancorp and Great Southern.  Ms. Hart was recommended as a director by the Chief Executive Officer of Bancorp.  The Nominating Committee reviewed Ms. Hart's background and experience prior to recommending that the Board nominate her as a director.
Directors Serving a Term Expiring at the 2019 Annual Meeting
William V. Turner, age 84, has served as the Chairman of the Board of Great Southern since 1974, Chief Executive Officer of Great Southern from 1974 to 2000, and President of Great Southern from 1974 to 1997. Mr. W. Turner has served in similar capacities with Bancorp since its formation in 1989. Mr. W. Turner has also served as Chairman of the Board and President of Great Southern Financial Corporation (a subsidiary of Great Southern) since its incorporation in 1974. Mr. W. Turner is the father of Joseph W. Turner, who is a Director and the Chief Executive Officer and President of Bancorp and Great Southern. Mr. W. Turner is also the father of Julie Turner Brown, who is a Director of Bancorp and Great Southern.  Mr. W. Turner's service as Chairman of Great Southern for more than 40 years, including 26 years as Chief Executive Officer, has given him a thorough understanding of the Company's business and the banking industry and invaluable institutional knowledge.
Julie Turner Brown, age 55, was first appointed a Director of Great Southern and Bancorp in 2002. Ms. Brown is an attorney and shareholder with the Springfield, Missouri law firm of Carnahan, Evans, Cantwell and Brown, P.C., having joined the firm in February 1996. Ms. Brown is active in local civic affairs, having served on the Boards of the Ozarks Technical College Foundation, Boys and Girls Club and the Foundation for Springfield Public Schools, among others. Ms. Brown is the daughter of William V. Turner, who is a Director and the Chairman of the Board of Bancorp and Great Southern, and the sister of Joseph W. Turner, who is a Director and the Chief Executive Officer and President of Bancorp and Great Southern.  Ms. Brown's legal background and experience make her a particularly valuable resource to the Board.  Ms. Brown also has strong ties to the local community through her involvement in civic affairs.
Earl A. Steinert, Jr., age 80, was first appointed a Director of Great Southern and Bancorp in 2004. Mr. Steinert was a practicing certified public accountant from 1962 until his retirement in 2006. He is the owner of EAS Investment Enterprises Inc., which owns and operates hotels in Springfield, Missouri. He is also managing general partner/owner of Mid American Real Estate Partners, which owns and operates apartments. Mr. Steinert is a member of the American Institute of Certified Public Accountants and Missouri Society of CPAs. None of these entities are affiliated with Bancorp.  Mr. Steinert brings to the Board more than 40 years of experience in public accounting, as well as knowledge and experience in commercial real estate matters.

Director Independence
The Board of Directors of Bancorp has determined that Directors Ausburn, Barclay, Carlson, Frazier, Hart, Pitt and Steinert are "independent directors," as that term is defined in Rule 5605 of the Listing Rules of the NASDAQ Stock Market. These directors constitute a majority of the Board.  In making its determination that Mr. Carlson is an independent director, the Board considered the transaction disclosed with respect to Mr. Carlson under "Transactions with Certain Related Persons."  In making its determination that Mr. Pitt is an independent director, the Board considered the fact that Great Southern utilized the services of Mr. Pitt's current employer, TSI, for the installation of computers, other technology equipment and wiring, and that payments by Great Southern to TSI during 2016 totaled $13,250.  The Board also considered the fact that Great Southern leased space for an ATM from an entity owned by Mr. Pitt until March 1, 2016, and that lease payments by Great Southern to that entity during 2016 totaled $1,000.
Board Leadership Structure and Board's Role in Risk Oversight
Leadership Structure.  The positions of Chairman of the Board and Chief Executive Officer of the Company are currently held by two persons, with Mr. W. Turner serving as Chairman and Mr. J. Turner serving as Chief Executive Officer.  This structure has been in place since 2000, when, as part of a leadership transition, Mr. J. Turner was promoted to Chief Executive Officer and Mr. W. Turner, who had served as Chairman and Chief Executive Officer since 1974, continued as Chairman in an executive capacity.  Although Mr. J. Turner has subsequently assumed increased responsibilities from Mr. W. Turner, the Board believes that the separation of the Chairman and Chief Executive Officer positions remains appropriate, as this allows Mr. J. Turner to better focus on his primary responsibilities of overseeing the implementation of our strategic plans and daily consolidated operations, while allowing Mr. W. Turner to lead the Board in its fundamental role of oversight of management.
Role in Risk Oversight.  Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success.  We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk.  Management is responsible for the day-to-day management of the risks we face, while the Board has ultimate responsibility for the oversight of risk management.  The Board believes that risk management, including setting appropriate risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of the Company.  Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board integrated the oversight of certain risk areas (internal control, financial reporting and compliance; and compensation and incentive programs) with the Audit Committee and Compensation Committee, respectively.  These committees regularly provide reports of their activities and recommendations to the full Board.  The Board directly oversees all other material risks, including interest rate risk, credit risk, liquidity and capital adequacy.  In support of those activities, members of senior management regularly attend meetings of the Board to report to the Board on the primary areas of risk facing the Company and to respond to any questions or concerns raised by the directors.
DIRECTORS MEETINGS AND COMMITTEES OF
 THE BOARD OF DIRECTORS
Meetings of the Board and Committees of the Board
The Board of Directors of Bancorp meets monthly and may have additional special meetings upon the request of one third of the directors then in office (rounded up to the nearest whole number) or upon the request of the President. The Board of Directors of Bancorp is authorized to appoint various committees and has formed the Audit Committee, the Compensation Committee, the Stock Option Committee and the Nominating Committee. The Board of Directors of Bancorp has not formed any other committees. The Board of Directors of Bancorp held 17 meetings during fiscal 2016. During fiscal 2016, each of the directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which the director served, in each case during the period in which he or she served, with the following exceptions:  Mr. Haden attended 71% of the Board of Directors meetings held in 2016 and 50% of the Audit Committee meetings held in 2016 and Mr. Barclay attended 40% of the Audit Committee meetings held in 2016.  The meetings missed in 2016 by Mr. Haden prior to his death and by Mr. Barclay were for health-related reasons.

The Audit Committee is currently comprised of Directors Ausburn, Carlson, Frazier, Hart, Pitt and Steinert.  Each member of the Audit Committee is "independent," as independence for audit committee members is defined in the NASDAQ Marketplace Rules.  The Board of Directors of Bancorp has determined that Director Steinert is an "audit committee financial expert," as defined in the SEC's rules.  The Audit Committee held 10 meetings during fiscal 2016.
The Audit Committee operates under a written charter adopted by Bancorp's Board of Directors, a copy of which is available on our website, at www.greatsouthernbank.com, by clicking "Investor Relations" and then "Corporate Governance." The Audit Committee is appointed by Bancorp's Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of our consolidated financial statements and the financial reporting processes, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and any other areas of potential financial risks as may be specified by the Board. The Audit Committee also is responsible for hiring, retaining and terminating Bancorp's independent registered public accounting firm.
Audit Committee Report. The Audit Committee Report included herein shall not be incorporated by reference into any filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended, notwithstanding the incorporation by reference of this proxy statement into any such filings. The Audit Committee of the Board of Directors of Bancorp has issued the following report with respect to the audited financial statements of Bancorp for the fiscal year ended December 31, 2016:
•	The Audit Committee has reviewed and discussed with management Bancorp's fiscal 2016 audited financial statements;
•	The Audit Committee has discussed with Bancorp's independent registered public accounting firm (BKD, LLP) the matters required to be discussed by PCAOB Auditing Standard No. 16;
•
The Audit Committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm's communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence; and

•
Based on the review and discussions referred to in the items above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Submitted by the Audit Committee of the Board of Directors of Bancorp:
Larry D. Frazier
 Kevin R. Ausburn
Thomas J. Carlson
Debra M. Shantz Hart
Douglas M. Pitt
Earl A. Steinert, Jr.

The Compensation Committee is currently comprised of Ausburn, Carlson, Frazier, Hart, Pitt and Steinert.  The Compensation Committee consists solely of independent directors.
The Compensation Committee is responsible for reviewing and evaluating executive compensation and administering our compensation and benefit programs. The Compensation Committee also is responsible for:
•	reviewing from time to time our compensation plans and, if the Committee believes it to be appropriate, recommending that the Board amend these plans or adopt new plans;

•
annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating the Chief Executive Officer's performance in light of these goals and objectives and recommending to the Board the Chief Executive Officer's compensation level based on this evaluation;

•	overseeing the evaluation of our management, and recommending to the Board the compensation for our executive officers and other key members of management;
•	recommending to the Board the appropriate level of compensation and the appropriate mix of cash and equity compensation for directors;
•	administering any benefit plan which the Board has determined should be administered by the Committee; and
•	reviewing, monitoring and reporting to the Board, at least annually, on management development efforts to ensure a pool of candidates for adequate and orderly management succession.
The Compensation Committee operates under a formal written charter, a copy of which is available on our website, at www.greatsouthernbank.com, by clicking "Investor Relations" and then "Corporate Governance." The members of the Compensation Committee are "independent directors," as that term is defined in the NASDAQ Marketplace Rules. During 2016, the Compensation Committee met once.
The charter of the Compensation Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee. In setting the compensation of executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer.
The Stock Option Committee is currently comprised of Directors Ausburn, Frazier, Hart, Pitt and Steinert.  The Stock Option Committee consists solely of independent directors. The Stock Option Committee generally meets at least once per year (usually late in the third quarter or early in the fourth quarter) to consider stock option grants to officers and at other times during the year as necessary to consider proposals for the granting of stock options to employees. The Stock Option Committee met three times during 2016.
The current members of the Nominating Committee are Directors Ausburn, Carlson, Frazier, Hart, Pitt and Steinert.  The Nominating Committee consists solely of independent directors.  The Nominating Committee met one time during 2016.
The Nominating Committee is responsible for identifying and recommending director candidates to serve on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendation of the Nominating Committee. The Nominating Committee also is responsible for:
•	recommending to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;
•
recommending candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in Bancorp's charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable organizations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to Bancorp's communities and shared values, as well as overall experience in the context of the needs of the Board as a whole.  Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board seeks candidates who further its objective of having a Board that encompasses a broad range of talents and expertise and that reflects a diversity of background, experience and viewpoints;

•
reviewing nominations submitted by stockholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of Bancorp's charter and bylaws. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

•	annually recommending to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and
•	performing any other duties or responsibilities expressly delegated to the Committee by the Board.
Pursuant to Bancorp's bylaws, nominations for directors by stockholders must be made in writing and delivered to the Secretary of Bancorp no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days' notice of the date of the meeting is given or made to stockholders by public notice or mail, nominations must be received by Bancorp not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in Bancorp's bylaws.
The Nominating Committee operates under a formal written charter, a copy of which is available on our website, at www.greatsouthernbank.com, by clicking "Investor Relations" and then "Corporate Governance."
Stockholder Communications with Directors
Stockholders may communicate with Bancorp's Board of Directors by writing to: William V. Turner, Chairman of the Board, Great Southern Bancorp, Inc., 1451 E. Battlefield, Springfield, Missouri 65804.
Board Member Attendance at Annual Stockholder Meetings
Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances. Every current director of Bancorp (who was also a director as of last year's annual meeting) attended last year's annual meeting of stockholders.
Directors' Compensation
For 2016, directors of Bancorp received a monthly fee of $1,000, which was the only compensation paid to directors by Bancorp, except for stock options which may be granted in the discretion of the Board of Directors.  Directors of Great Southern received a monthly fee of $2,500. Effective January 1, 2017, the directors of Bancorp and Great Southern receive $1,000 and $3,000, respectively, for each regular Board meeting attended. In 2016, the directors of Bancorp and the directors of Great Southern were the same individuals.  Ms. Brown, who serves on Great Southern's Compliance Committee, receives a fee of $300 for each meeting of that committee that she attends.  The directors of Bancorp serving on the Audit Committee are paid a fee of $300 per meeting attended, except for the Chairman of the Audit Committee, who is paid a fee of $350 per meeting attended.  The directors of Bancorp and its subsidiaries are not reimbursed for their costs incurred in attending Board and Board committee meetings.
The following table sets forth certain information regarding the compensation earned by or awarded to each director, who is not also a named executive officer, who served on Bancorp's Board of Directors in 2016. Compensation paid to Messrs. W. and J. Turner for their service as directors is reflected in the Summary Compensation Table under the "Salary" Column.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)

William E. Barclay	$35,000	$13,180	---	$48,180
Julie Turner Brown	42,300	13,180	---	55,480
Thomas J. Carlson	43,800	13,180	---	56,980
Larry D. Frazier	44,100	13,180	---	57,280
Grant Q. Haden	42,600	13,180	---	55,780
Douglas M. Pitt	43,800	13,180	---	56,980
Earl A. Steinert	43,800	13,180	---	56,980
________________
(1)
An option to purchase 2,000 shares of the Company's common stock was awarded during 2016 to each of the non-employee directors named in the table.  The amount in the table represents the grant date fair value of the award determined in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation ("ASC Topic 718") using the Black-Scholes option-pricing model. The assumptions used in the Black-Scholes option-pricing model to calculate the grant date fair value of these awards are included in Note 22 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.  As of December 31, 2016, total shares underlying stock options held by such directors were as follows:  Mr. Barclay – 7,000 shares, Ms. Brown – 7,000 shares, Mr. Carlson – 7,000 shares, Mr. Frazier – 7,000 shares, Mr. Haden's estate – 12,000 shares, Mr. Pitt – 7,000 shares and Mr. Steinert - 7,000 shares.

Transactions with Certain Related Persons
The charter of the Audit Committee of Bancorp's Board of Directors provides that the Audit Committee is to review and approve all related party transactions (defined as transactions requiring disclosure under Item 404 of SEC Regulation S-K) on a regular basis.
Loans to Directors and Executive Officers.  Great Southern, like many financial institutions, has from time to time extended loans to its officers, directors and employees, generally for the financing of their personal residences, at favorable interest rates. Generally, residential first mortgage loans and home equity lines of credit have been granted at interest rates equal to Great Southern's cost of funds. Residential first mortgage loans are subject to annual adjustments while home equity lines of credit are subject to monthly adjustments. Other than the interest rate, these loans have been made in the ordinary course of business, on substantially the same terms and collateral as those of comparable transactions prevailing at the time, and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features. All loans by Great Southern to its directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Great Southern. Great Southern may also grant loans to officers, directors and employees, their related interests and their immediate family members in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons which, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features.
No directors, executive officers or their affiliates had aggregate indebtedness to Great Southern on below market rate loans exceeding $120,000, or a combination of outstanding indebtedness to and credit availability from Great Southern exceeding $120,000 at below market rates, at any time since January 1, 2016 except as noted below.

Name and Position	Loan Type	Date of Loan	Largest Amount Outstanding Since 01/01/16	Principal Paid During 2016	Interest Paid During 2016	Balance as of 12/31/16	Interest Rate at 12/31/16	Estimated Average Market Rate of Interest for 2016	Estimated Difference in Interest from Actual Rate to Average Market Rate
Rex A. Copeland,	Home Mortgage	06/01/00	$96,169	$8,938	$413	$87,232	0.48%	3.35%	$2,764
Treasurer of	Home Equity Line	09/19/08	$5,459	$5,459	$4	$0	0.52%	3.50%	$25
Bancorp; Senior
Vice President and
CFO of Great
Southern

Steven G.	Home Mortgage	05/10/06	$264,041	$12,330	$1,147	$251,711	0.48%	3.35%	$7,607
Mitchem, Senior	Home Equity Line	11/17/06	$28,974	$1,553	$139	$27,422	0.52%	3.50%	$849
Vice President and
Chief Lending
Officer of Great
Southern

Grant Q. Haden,	Home Mortgage	10/22/15	$251,968	$22,576	$1,052	$229,392	0.44%	3.17%	$6,613
Former Director	Home Equity Line	02/15/11	$2,008	$2,008	$3	$0	0.52%	3.50%	$20

Douglas M. Pitt,	Home Mortgage	11/03/15	$748,322	$23,354	$3,179	$724,968	0.43%	3.31%	$21,237
Director

The estimated average market rates of interest for 2016 as shown in the table above are based on the interest rate index and margin for each loan that would have been used if Great Southern's cost of funds was not used.  Interest rate reset dates were factored into the index rates used.  The estimated difference in interest from actual rate amounts to average market rate amounts shown in the table above represent the difference in interest actually paid during 2016 and interest that would have been paid if the estimated market rates of interest for 2016 were charged.
Transaction with Director Carlson and His Spouse.  During 2016, we acquired the 18% ownership interest that Director Carlson and his spouse held in BL Fund, LLC, which increased the Bank's existing ownership interest in the fund to 82%.  An additional 17% was also acquired from an unrelated third party during 2016, bringing the Bank's ownership interest to 99%.  The remaining ownership interests in BL Fund, LLC are owned by unrelated third parties.  BL Fund, LLC is a 99.98% owner of Boonville Lofts, LLC, a limited partnership that was formed by Director Carlson and his business partner to develop and operate apartments, including high-quality affordable housing units in Missouri that qualify for the low-income housing tax credits.  The remaining 0.02% interest in Boonville Lofts, LP is owned by the Administrative Limited Partner and the General Partner, neither of which are actively managed by Director Carlson.  The Bank financed the project, which was developed and completed during 2008 and 2009.  Based on an analysis performed by a third party and reviewed by the Bank, we paid Director Carlson and his spouse $349,420 for their 18% interest in BL Fund, LLC, which represented $0.95 per $1.00 of remaining tax credits allocable to them through 2019.  In addition to the allocation of the tax credits, the Bank will be entitled to receive its proportionate share of any profits or losses generated by the assets held in Boonville Lofts, LLC, which we project based on losses allocated to participants to date will result in an additional tax benefit to the Bank of approximately $14,700 annually.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under those programs, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about compensation paid or payable to the following individuals, whom we refer to as our "named executive officers":
•	William V. Turner, Chairman of the Board of Directors of Bancorp and Great Southern;
•	Joseph W. Turner, President and Chief Executive Officer of Bancorp and Great Southern;
•	Rex A. Copeland, Treasurer of Bancorp and Senior Vice President and Chief Financial Officer of Great Southern;
•	Steven G. Mitchem, Senior Vice President and Chief Lending Officer of Great Southern; and
•	Douglas W. Marrs, Secretary of Bancorp and Vice President – Operations of Great Southern

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.
Compensation Philosophy and Objectives
The Compensation Committee (the "Committee") of Bancorp's Board of Directors, which consists solely of independent directors, administers our compensation and benefit programs and determines the compensation of our senior management. The Committee is responsible for setting and administering the policies which govern executive compensation. The Committee has focused its evaluation of executive compensation on operating performance and the creation of stockholder value, with the intent of meeting the following objectives:
•	maintain the financial strength, safety and soundness of Bancorp and Great Southern;
•	reward and retain key personnel by compensating them at the middle to upper levels of compensation for comparable financial institutions;
•	focus management on long term goals through long-term incentives;
•	provide fair, reasonable and competitive base salaries;
•	provide the opportunity to earn additional compensation if Bancorp's stockholders experience long-term increases in the value of Bancorp stock;
•	emphasize long-term stock ownership of Bancorp stock by executive officers; and
•	properly align risk-taking and compensation.
While the primary components of our compensation program have been base salary, annual incentive bonus and long-term incentives in the form of stock options, the Committee also takes into account the full compensation package provided to the individual, including pension benefits, termination agreements, insurance, perquisites and other benefits. In structuring Mr. J. Turner's base salary for 2017, the Committee reviewed several surveys of base salaries paid to the chief executive officers of groups of financial institutions comparable to us in size and performance on a nationwide basis and based in the Midwest region.  Specifically, the Committee considered the following information:

(i)
surveys prepared by SNL Financial of the average base salary paid to chief executive officers at banks and thrifts with total assets of between $1.0 billion and $5.0 billion (A) on a nationwide basis ($450,438), (B)  for the Midwest region ($434,179) and (C) on a nationwide basis limited to institutions with a return on average equity of 10.00% to 12.49% ($466,919), with the average of the amounts in (A) – (C) being $450,512;

(ii)	a survey prepared by McLagan Aon Hewitt of the base salaries paid to chief executive officers at regional and community banks nationwide, the average of which was $522,600;
(iii)
surveys prepared by Compdata Surveys of the average base salary paid to chief executive officers at banks and other financial services organizations nationwide with (A) total assets of between $1.0 billion and $9.9 billion ($482,100), (B) with a total number of full-time equivalent employees of between 1,000 and 4,999 ($655,500), (C) Midwest Region ($446,200) and (D) commercial banks ($441,500), with the average of (A) – (D) being $506,325;

(iv)
surveys prepared by Crowe Horwath of the average base salary paid to chief executive officers at banks and other financial services organizations (A) on a nationwide basis ($260,637), (B) with total assets $1.0 billion to $5.0 billion ($435,773) and (C) with headquarters located in a population greater than 100,000 ($321,596), with the average of (A) – (C) being $339,335.

Mr. J. Turner's base salary for 2016 of $312,731 and his base salary for 2017 of $368,985 were below the average chief executive officer base salary in each of the surveys noted above, except for his 2017 salary in relation to survey (iv).
Base Salaries
We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We do so in order to attract and retain an appropriate caliber of talent for the position, and to provide a base wage that is not subject to our performance risk. Our base salary levels reflect a combination of factors, including competitive pay levels, the executive's experience and tenure, our overall annual strategic plan for salary increases, the executive's individual performance, and changes in responsibility. We review salary levels annually to recognize these factors. We do not target base salary at any particular percentage of total compensation.
Each of Messrs. W. and J. Turner has an employment agreement with Bancorp. These agreements provide that the annual base salaries payable to Messrs. W. and J. Turner may be reduced only as part of an overall program, implemented prior to a change in control, applied uniformly and equitably to all members of our senior management. Since 2005, in recognition of the increased responsibilities assumed by Mr. J. Turner and at Mr. W. Turner's suggestion, Mr. W. Turner's base annual salary has remained at $200,000 and he has waived his right to receive the annual cash bonus provided for under his employment agreement (discussed below under "-Bonuses").  Mr. J. Turner was paid salary of $312,731 for 2016 and his base salary was increased to $368,985 for 2017.  During 2016, Messrs. Copeland, Mitchem and Marrs were paid salary of $272,929, $256,478 and $153,239, respectively.  For 2017, the base salary amounts for Messrs. Copeland, Mitchem (who will be retiring effective April 7, 2017) and Marrs increased to $328,387, $261,607 and $181,304, respectively.  In setting the base salaries of the executive officers other than Mr. W. Turner, the Committee takes into account the responsibilities of the position and the experience level of the individual executive, as well as our financial performance and the size and complexity of our operations.  In structuring the base salaries for 2017 for Messrs. Copeland and Marrs, the Committee reviewed surveys of base salaries paid to the chief financial officers and chief operating officers of groups of financial institutions comparable to us in size and performance on a nationwide basis and based in the Midwest region.
Bonuses
Under their employment agreements, Messrs. W. and J. Turner are each entitled to receive annual cash bonuses equal to one-half of one percent of Bancorp's pre-tax earnings.  We believe that this provides an appropriate short-term incentive to increase our earnings, when coupled with the incentives Messrs. W. and J. Turner have through their substantial stock holdings to increase our earnings over the long term.   Since 2005, Mr. W. Turner has waived

his right to this bonus, with the understanding that Mr. J. Turner's bonus, if any, may be increased by one-fourth of one percent of our pre-tax earnings.  The Compensation Committee approved this arrangement in recognition of the additional responsibilities that Mr. J. Turner had assumed from Mr. W. Turner, and the fact that it would at the same time reduce by 25% the total cost to the Company for bonuses, if any, under the employment agreements.  The amount of this bonus ($461,345 for 2015 and $463,936 for 2016) is included in the Summary Compensation Table below under the "Non-Equity Incentive Plan Compensation" column.
Under our 2016 Annual Incentive Bonus Plan, each of the named executive officers other than Messrs. W. and J. Turner (Messrs. Copeland, Mitchem and Marrs) could earn a cash bonus of up to 15.75% of base annual salary, with up to one-half of this bonus based on the achievement of targeted earnings per share and up to one-half of this bonus based on individual performance.  Bonuses paid to the participating named executive officers under our 2016 Annual Incentive Bonus Plan are included in the Summary Compensation Table below under the "Non-Equity Incentive Plan Compensation" column. Because, as noted above, their bonus arrangements are set forth in previously negotiated employment agreements, Messrs. W. Turner and J. Turner do not participate in our Annual Incentive Bonus Plan and therefore are not subject to a cap on their bonus as a percentage of base salary.
Stock Options
Stock options have been an integral part of our executive compensation program. They are intended to encourage ownership and retention of Bancorp's stock by key employees as well as non-employee members of the Board of Directors. Through stock options, the objective of aligning key employees' long-term interests with those of stockholders may be met by providing key employees with the opportunity to build, through the achievement of corporate goals, a meaningful stake in Bancorp. In fiscal 2013, Bancorp's stockholders approved the 2013 Equity Incentive Plan. Upon approval of the 2013 plan by stockholders, Bancorp's Board of Directors froze the 2003 Stock Option and Incentive Plan, which means that no new grants of awards will be made under that plan, but outstanding awards under the plan were not affected. The Stock Option Committee considers additional options each year as needed to attract and retain employees. These grants typically have been made late in the third quarter or early in the fourth quarter of each year, though the Stock Option Committee retains discretion to grant options at any time during the year. Our senior management group provides recommendations to the Committee for option grants for rank and file employees. Mr. J. Turner provides recommendations to the Committee for grants to members of the senior management group other than himself. All options granted by the Committee are subject to ratification by the Board of Directors, which typically occurs on the same day as the Committee approval. We do not coordinate the timing of stock option grants with the release of material non-public information.   Option grants made during 2016 to the named executive officers are included in the Grants of Plan-Based Awards table.
As required by plan, stock options have an exercise price that is equal to no less than the market value of Bancorp's common stock on the date of grant, which is the date on which the Board of Directors ratifies the approval of the grant by the Stock Option Committee.  To provide an incentive for a sustained increase in the value of our common stock, stock options granted to employees typically do not begin vesting until the second anniversary of the grant date, with 25% of the option vesting on that second anniversary date and 25% vesting on each anniversary date thereafter through the fifth anniversary date.
The 2013 Stock Option and Incentive Plan authorizes the granting of restricted stock in addition to stock options.  Although no shares of restricted stock have been granted to date under the 2013 plan, the Committee and the Board may consider the utilization of restricted stock awards in the future.
Retirement and Other Benefits
We participate in a multi-employer defined benefit pension plan covering all employees who have met minimum service requirements. Effective July 1, 2006, this plan was closed to new participants. Employees already in the plan will continue to accrue benefits. For information regarding benefits payable under this plan to the named executive officers, see "Pension Benefits."
We have a defined contribution retirement plan covering substantially all of our employees. During 2016, we matched 100% of the employee's contribution on the first 3% of the employee's compensation, and also matched 50% of the employee's contribution on the next 2% of the employee's compensation. Our matching contributions for 2016 under this plan to the named executive officers are reflected in the Summary Compensation Table under the "All Other Compensation" column.
In addition to the basic term life insurance coverage maintained for nearly all employees (providing a maximum death benefit of $60,000), Great Southern maintains supplemental life insurance coverage for all personnel with an "officer" designation, which provides a death benefit of $175,000. Each named executive officer has supplemental life insurance coverage of $175,000, other than Mr. W. Turner whose coverage has been age-adjusted to $87,500, and each named executive officer other than Mr. W. Turner (who does not have the basic term life insurance benefit) has the maximum coverage ($60,000) under the basic term life insurance benefit. Premiums paid on behalf of the named executive officers are reflected in the Summary Compensation Table under the "All Other Compensation" column. As part of its health insurance coverage, Great Southern also provides long-term disability coverage to all employees generally. Each of the named executive officers other than Mr. W. Turner (who does not participate in Great Southern's health insurance plan) is entitled to the maximum long-term disability benefit of $10,000 per month.
Perquisites and Other Personal Benefits
We provide the named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.
Payments Upon Termination or Change in Control
Each of Messrs. W. and J. Turner has an employment agreement with Bancorp that provides for certain payments and benefits if their employment is terminated under certain scenarios, including, but not limited to, within the 12 months preceding, at the time of or within 24 months after a change in control.  See "Employment Agreements."  These employment agreements thus require a "double trigger" in order for any payments or benefits under the agreements to be provided to Messrs. W. or J. Turner in connection with or following a change in control - in other words, both a change in control and an involuntary termination of employment (which includes a voluntary termination by the executive following a material reduction in his duties, responsibilities or benefits) must occur. The purpose of providing the change in control payments and benefits is to attract and retain top level executives of the highest caliber and mitigate the risk to these executives that their employment will be involuntarily terminated in the event we are acquired. At the same time, the mere sale of our company will not automatically trigger a payout, as our intention is to induce the executive to remain employed following a change in control so long as the acquiring company so desires without a material reduction in the executive's duties, responsibilities or benefits. Each of the employment agreements with Messrs. W. and J. Turner contains a tax gross up provision which provides generally that if the executive receives payments or benefits in connection with a change in control, then to the extent such payments or benefits constitute "excess parachute payments" under Section 280G of the Internal Revenue Code, he generally will be paid an additional amount (referred to as a "gross up payment") that will offset, on an after tax basis, the effect of any excise tax consequently imposed on him under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive's personal compensation history. Therefore, to provide an equal level of benefit without regard to the effects of the excise tax, we determined that Section 4999 gross up payments are appropriate for Messrs. W. and J. Turner.
We do not have employment or severance agreements with any of our other named executive officers. To mitigate the risk of loss of benefits to these officers if a change in control occurs, their unvested stock options (like the unvested stock options of all other employees) will vest in full upon a change in control.
Other Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code generally eliminates the deductibility of compensation over $1 million paid to certain highly compensated executive officers of publicly held corporations, excluding certain qualified performance-based compensation.  The Committee has reviewed and will continue to review on an ongoing basis our executive compensation programs, and propose appropriate modifications to these programs, if the Committee deems them necessary, with a view toward implementing our compensation programs in a manner that avoids or minimizes any disallowance of tax deductions under Section 162(m). The Committee will balance these considerations against the need to be able to compensate executives in a manner commensurate with performance and the competitive environment for executive talent. Stock options, which are the only form of equity-based award currently provided to executive officers, automatically constitute qualified performance-based compensation, provided that certain plan content and grant procedure requirements are met. In addition, the employment agreements with Messrs. W. and J. Turner provide for mandatory deferral of compensation if necessary to ensure the tax deductibility by us.  See "Employment Agreements."
With our adoption, effective January 1, 2006, of FASB ASC Topic 718 (formerly FAS 123R), which requires the recognition of compensation expense for stock options, we do not expect the accounting treatment of differing forms of equity awards to vary significantly. Accordingly, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the foreseeable future.
Role of Executive Officers in Determining Compensation
Our Chief Executive Officer, Mr. J. Turner, makes recommendations to the Committee regarding compensation for executive officers other than himself.  These recommendations are taken under advisement by the Committee, which may decide to provide compensation in amounts greater or lesser than the amounts recommended by Mr. J. Turner. For 2016, the compensation paid to the executive officers other than Mr. J. Turner was generally consistent with Mr. J. Turner's recommendations.  Mr. J. Turner is not involved with any aspect of determining his own compensation; nor is his sister, Ms. Turner Brown.  Mr. W. Turner is not involved with any aspect of the determining the compensation of Mr. J. Turner, other than waiving Mr. W. Turner's right to receive a bonus under Mr. W. Turner's employment agreement with the understanding that Mr. J. Turner's bonus, if any, may be increased by one-fourth of one percent of our pre-tax earnings.  See "—Bonuses."
Director compensation is determined by the Company's Board of Directors.  Other than Mr. W. Turner and Mr. J. Turner acting in their capacity as Board members, none of the Company's executive officers has any role in determining the amount of director compensation.

Summary Compensation Table
The following table sets forth information concerning the compensation paid to or earned by the named executive officers for the years ended December 31, 2016, 2015 and 2014:
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards $(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5)	All Other Compensation ($)(6)	Total Compensation ($)

William V. Turner	2016	$242,098	$ ---	$---	$39,540	$ ---	$ 67,000	$194,618	$ 543,256
Chairman of the	2015	236,098	---	---	59,580	---	---	161,056	456,734
Board of Bancorp and	2014	236,098	---	---	25,020	---	359,000	172,632	792,750
Great Southern

Joseph W. Turner	2016	$354,573	$ ---	$---	$39,540	$463,936	$ 89,000	$ 40,193	$ 987,242
Chief Executive	2015	342,446	---	---	59,580	461,345	---	55,394	918,765
Officer and President	2014	336,439	---	---	25,020	425,265	275,000	49,729	1,111,453
of Bancorp and Great
Southern

Rex A. Copeland	2016	$272,804	$ ---	$---	$27,678	$ 40,317	$ 58,000	$ 10,831	$ 409,630
Treasurer of Bancorp	2015	267,457	---	---	41,706	40,537	4,000	26,365	380,065
and Senior Vice	2014	262,214	5,000	---	17,514	40,005	150,000	21,692	496,425
President and Chief
Financial Officer of
Great Southern

Steven G. Mitchem	2016	$256,366	$ ---	$---	$ ---	$ 34,625	$ 98,000	$ 10,817	$ 399,808
Chief Lending Officer	2015	251,342	---	---	41,706	38,717	30,000	10,804	372,569
of Great Southern	2014	246,415	8,000	---	17,514	37,594	306,000	10,598	626,121

Douglas W. Marrs	2016	$153,121	$ ---	$---	$16,475	$ 24,288	$ 49,000	$ 9,326	$ 252,210
Secretary of Bancorp	2015	147,861	---	---	24,825	22,209	11,000	9,851	215,746
and Vice President –	2014	140,990	15,000	---	10,425	21,504	121,000	10,159	319,078
Operations of Great
Southern
_______________
(1)	For Messrs. W. and J. Turner, the 2016, 2015 and 2014 amounts in the table include directors' fees of $42,000, $36,000 and $36,000, respectively.
(2)
Amounts for Messrs. Copeland, Mitchem and Marrs for 2014 reflect discretionary bonuses.  The remaining bonus amounts for Messrs. Copeland, Mitchem and Marrs for 2014 are reported under the "Non-Equity Incentive Plan Compensation" column.

(3)
Represents the grant date fair value of the award determined in accordance with ASC Topic 718 using the Black-Scholes option-pricing model. The assumptions used in the Black-Scholes option-pricing model to calculate the grant date fair value of these awards are included in Note 22 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

(4)	Represents incentive bonus awards earned for the years shown in the table.
(5)
Represents the changes during the years shown in the table in the actuarial present value of the named executive officer's accumulated benefit under Great Southern's multi-employer defined benefit pension plan. The assumptions used for this calculation were the same as those used for the calculation of the present value of accumulated benefit in the table under "Pension Benefits."  For 2015, the actual change in pension value was $0 for Mr. W. Turner and $(18,000) for Mr. J. Turner.  The negative amount for Mr. J. Turner is reflected as zero in the table per SEC rules.

(6)
For Messrs. W. Turner, J. Turner and Copeland, the 2016 amounts in the table include the aggregate incremental cost to Bancorp of certain perquisites and other personal benefits provided to them, comprised of the following: for Mr. W. Turner, personal use of company vehicle, the payment of club dues, personal use of company aircraft and use of tickets to various local sporting events; Mr. J. Turner, personal use of company aircraft, the payment of club dues, payments of the costs of executive physicals, and use of tickets to various local sporting events.  SEC rules require that each perquisite or other personal benefit provided to a named executive officer that exceeds the greater of $25,000 or 10% of the total amount of perquisites and other personal benefits for that officer be quantified.  The only such perquisite or other personal benefit provided to Messrs. W. Turner and J. Turner during 2016 that is required to be quantified is the personal use of a company vehicle by Mr. W. Turner ($50,240).  For each of Messrs. Copeland, Mitchem and Marrs, the aggregate incremental cost to Bancorp of the perquisites and other personal benefits provided to them during 2016 was less than $10,000; in accordance with the rules of the SEC, the amounts of these perquisites and other personal benefits are not included in the table. For Messrs. W. Turner and J. Turner, the amounts in the table for 2016 also include, and for Messrs. Copeland,

Mitchem and Marrs, the amounts in the table for 2016 are comprised of, the following: (a) company matching contributions under our 401(k) plan (Mr. W. Turner - $10,600, Mr. J. Turner - $10,600, Mr. Copeland - $10,600, Mr.  Mitchem - $10,600 and Mr.  Marrs - $9,095); (b) life insurance premiums paid by Great Southern for the benefit of each named executive officer of $231, except for Mr. W. Turner, whose premium was $116 and Mr. Mitchem, whose premium was $217; and (c) annual benefit payments under our pension plan to Mr. W. Turner - $122,000.

Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers during 2016.
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Thres- hold ($)(1)		Target ($)(1)		Maximum ($)(1)		Thres- hold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)(2)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)

William V. Turner	n/a	$	---	$	---	$	---	---	---	---	---	---	---	---
	10/24/16		---		---		---	---	---	---	---	6,000	$41.30	$39,540

Joseph W. Turner	n/a	$	---	$	---	$	---	---	---	---	---	---	---	---
	10/24/16		---		---		---	---	---	---	---	6,000	$41.30	$39,540

Rex A. Copeland	n/a	$	---	$	---		$42,986	---	---	---	---	---	---	---
	10/24/16		---		---		---	---	---	---	---	4,200	$41.30	$27,678

Steven G. Mitchem	n/a	$	---	$	---		$40,395	---	---	---	---	---	---	---
	n/a		---		---		---	---	---	---	---	---	---	---

Douglas W. Marrs	n/a	$	---	$	---		$24,135	---	---	---	---	---	---	---
	10/24/16		---		---		---	---	---	---	---	2,500	$41.30	$16,475

______________________
(1)
Under their employment agreements, each of Messrs. W. and J. Turner are entitled to receive annual cash bonuses equal to one-half of one percent of Bancorp's pre-tax earnings. Since 2005, Mr. W. Turner has waived his right to this bonus, with the understanding that Mr. J. Turner's bonus, if any, may be increased by ¼ of one percent of our pre-tax earnings.  Under our 2016 Annual Incentive Bonus Plan, participating officers could earn a cash bonus of up to 15.75% of base annual salary, with a bonus of up to 8.25% of base annual salary based on the achievement of targeted earnings per share and a bonus of up to 7.50% of base annual salary based on individual performance.  See "Compensation Discussion and Analysis-Bonuses." The actual bonus amounts awarded to the named executive officers for 2016 are set forth in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column.

(2) Represents a stock option grant under Bancorp's 2013 Stock Option and Incentive Plan that is scheduled to vest in 25% increments beginning October 24, 2018.
(3)
Represents the grant date fair value of the award determined in accordance with ASC Topic 718 using the Black-Scholes option-pricing model. The assumptions used in the Black-Scholes option-pricing model to calculate the grant date fair value of these awards are included in Note 22 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

Each of Messrs. W. and J. Turner has an employment agreement with Bancorp. For descriptions of these agreements, see "Employment Agreements."

Outstanding Equity Awards at December 31, 2016
The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2016:
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

William V. Turner	5,000	---		---	25.4800	10/17/2017	---	---	---	---
	6,000	---		---	19.5300	11/16/2021	---	---	---	---
	4,500	1,500	(1)	---	24.8200	11/28/2022	---	---	---	---
	3,000	3,000	(2)	---	29.6400	12/18/2023	---	---	---	---
	1,500	4,500	(3)	---	32.5900	10/15/2024	---	---	---	---
	---	6,000	(4)	---	50.7100	11/18/2025	---	---	---	---
	---	6,000	(5)	---	41.3000	10/24/2026	---	---	---	---
Total	20,000	21,000

Joseph W. Turner	9,600	---		---	25.4800	10/17/2017	---	---	---	---
	6,000	---		---	19.5300	11/16/2021	---	---	---	---
	4,500	1,500	(1)	---	24.8200	11/28/2022	---	---	---	---
	3,000	3,000	(2)	---	29.6400	12/18/2023	---	---	---	---
	1,500	4,500	(3)	---	32.5900	10/15/2024	---	---	---	---
	---	6,000	(4)	---	50.7100	11/18/2025	---	---	---	---
	---	6,000	(5)	---	41.3000	10/24/2026	---	---	---	---
Total	24,600	21,000

Rex A. Copeland	2,100	---		---	8.3600	11/19/2018	---	---	---	---
	4,200	---		---	19.5300	11/16/2021	---	---	---	---
	3,150	1,050	(6)	---	24.8200	11/28/2022	---	---	---	---
	2,100	2,100	(7)	---	29.6400	12/18/2023	---	---	---	---
	1,050	3,150	(8)	---	32.5900	10/15/2024	---	---	---	---
	---	4,200	(9)	---	50.7100	11/18/2025	---	---	---	---
	---	4,200	(10)	---	41.3000	10/24/2026	---	---	---	---
Total	12,600	14,700

Steven G. Mitchem	1,050	1,050	(6)	---	24.8200	11/28/2022	---	---	---	---
	1,050	2,100	(7)	---	29.6400	12/18/2023	---	---	---	---
	---	3,150	(8)	---	32.5900	10/15/2024	---	---	---	---
	---	4,200	(9)	---	50.7100	11/18/2025	---	---	---	---
Total	2,100	10,500

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Douglas W. Marrs	---	625	(11)	---	24.8200	11/28/2022	---	---	---	---
	625	1,250	(12)	---	29.6400	12/18/2023	---	---	---	---
	---	1,875	(13)	---	32.5900	10/15/2024	---	---	---	---
	---	2,500	(14)	---	50.7100	11/18/2025	---	---	---	---
	---	2,500	(15)	---	41.3000	10/24/2026	---	---	---	---
Total	625	8,750		---			---	---	---	---
_______________
(1)	Vesting schedule is as follows: 1,500 shares on November 28, 2017.
(2)	Vesting schedule is as follows: 1,500 shares on December 18, 2017 and 2018.
(3)	Vesting schedule is as follows: 1,500 shares on October 15, 2017, 2018 and 2019.
(4)	Vesting schedule is as follows: 1,500 shares on November 18, 2017, 2018, 2019 and 2020.
(5)	Vesting schedule is as follows: 1,500 shares on October 24, 2018, 2019, 2020 and 2021.
(6)	Vesting schedule is as follows: 1,050 shares on November 28, 2017.
(7)	Vesting schedule is as follows: 1,050 shares on December 18, 2017 and 2018.
(8)	Vesting schedule is as follows: 1,050 shares on October 15, 2017, 2018 and 2019.
(9)	Vesting schedule is as follows: 1,050 shares on November 18, 2017, 2018, 2019 and 2020.
(10)	Vesting schedule is as follows: 1,050 shares on October 24, 2018, 2019, 2020 and 2021.
(11)	Vesting schedule is as follows: 625 shares on November 28, 2017.
(12)	Vesting schedule is as follows: 625 shares on December 18, 2017 and 2018.
(13)	Vesting schedule is as follows: 625 shares on October 15, 2017, 2018 and 2019.
(14)	Vesting schedule is as follows: 625 shares on November 18, 2017, 2018, 2019 and 2020.
(15)	Vesting schedule is as follows: 625 shares on October 24, 2018, 2019, 2020 and 2021.

Option Exercises and Stock Vested

The following table sets forth information about stock options exercised during the year ended December 31, 2016 by each named executive officer:
	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

William V. Turner	5,000	$44,000
Joseph W. Turner	9,600	$72,044
Rex A. Copeland	5,250	$146,840
Steven G. Mitchem	5,250	$97,263
Douglas W. Marrs	2,375	$51,795
________________

(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.

Pension Benefits
Great Southern participates in the Pentegra Financial Institutions Retirement Fund, a multi-employer comprehensive defined benefit pension plan. Effective July 1, 2006, this plan was closed to new participants. Employees already in the plan as of that date generally will continue to accrue benefits. Mr. W. Turner is no longer accruing additional benefits under the plan. A participant becomes fully vested after five years of service or upon attaining age 65 regardless of the number of years of service. The annual benefit for normal retirement (after attaining age 65) is calculated as follows:
[(2% x years of service prior to 7/1/06 x "high-five average salary" through 6/30/06) – (1% x years of service prior to 7/1/06 x "high-five average salary" through 6/30/06)] + (1% x years of service before and after 7/1/06 x "high-five average salary" before and after 7/1/06) = annual benefit
The "high-five average salary" refers to the participant's average annual salary for the five consecutive years of highest salary. A participant retiring with 30 years of service (15 prior to 07/01/06 and 15 after 07/01/06) and a high-five average salary of $40,000 ($30,000 prior to July 1, 2006) would receive an annual benefit of $16,500 computed as ((2% x 15 x $30,000) – (1% x 15 x $30,000) + (1% x 30 x $40,000)); $9,000 – $4,500 + $12,000 = $16,500.
A participant becomes eligible for early retirement at age 45, in which case the benefit, otherwise payable beginning at age 65, is reduced by applying an early retirement factor based on his or her age when payments begin. The factor is determined by subtracting the following from 100%: 6% for each year between age 60 and 65, 4% for each year between age 55 and 60 and 3% for each year between age 45 and 55. If payments were to begin at age 55, the early retirement factor would be 50%. A participant taking early retirement at age 55 with 18 years of service and a high-five average salary of $90,000 prior to July 1, 2006 and ten years of service and a high-five average salary of $100,000 ($90,000 before July 1, 2006) would receive an annual benefit of $22,100 computed as (((2% x 18 x $90,000) - (1% x 18 x $90,000) + (1% x 28 x $100,000)) x 50%). Each of Messrs. J. Turner, Copeland and Marrs are currently eligible for early retirement under the pension plan.
The regular form of retirement benefit (whether normal or early) is guaranteed for the life of the participant, but not less than 120 monthly installments. If a retired participant dies before receiving 120 monthly installments, his or her beneficiary would be entitled to the present value of the unpaid installments in a lump sum (or in installments, at the election of the participant or his or her beneficiary). If a participant dies in active service after having become vested, his or her beneficiary is entitled to a lump sum death benefit equal to the present value of 120 monthly retirement benefit installments which would have been payable had the participant's retirement benefits commenced on the first day of the month after the month in which he or she died.
The benefit under the pension plan is subject to Internal Revenue Service annual compensation limits (generally $265,000 for 2016 and $270,000 for 2017).
The following table sets forth information regarding benefits payable to the named executive officers under the pension plan.
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

William V. Turner	Pentegra Retirement Fund	24	$1,240,000	$122,000
Joseph W. Turner	Pentegra Retirement Fund	24	826,000	---
Rex A. Copeland	Pentegra Retirement Fund	16	432,000	---
Steven G. Mitchem	Pentegra Retirement Fund	26	1,225,000	---
Douglas W. Marrs	Pentegra Retirement Fund	20	416,000	---

The information contained in the table above was provided to us by Pentegra Retirement Services. The amounts shown for the present value of accumulated benefit were calculated by Pentegra Retirement Services assuming an age 65 retirement date, a discount rate of 4.14% and the RP-2014 Mortality table (with Scale MP-2016).
Employment Agreements
Effective October 1, 2002, Messrs. W. and J. Turner (the "Employees") entered into new employment agreements with Bancorp (the "Employment Agreements").  Each Employment Agreement is for a five-year term and provides for an extension of one year, in addition to the then-remaining term under the agreement, on each October 1st, as long as (1) Bancorp has not notified the Employee at least 90 days in advance that the term will not be extended further and (2) the Employee has not received an unsatisfactory performance review by the Board of Directors of Bancorp or Great Southern. Pursuant to the most recent extensions, the term of each Employment Agreement ends September 30, 2021.  The Employment Agreements provide for annual base salaries as determined from time to time by the Compensation Committee of the Board of Directors, subject to reduction only as part of an overall program, implemented prior to a change in control (as defined in the Employment Agreements), applied uniformly and equitably to all members of senior management. The Employment Agreements also provide for participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of Bancorp and Great Southern and equitable participation in any performance-based and discretionary bonuses awarded to the executive officers of Bancorp and Great Southern. In addition, each Employee is entitled to an annual bonus equal to one-half of one percent of Bancorp's pre-tax earnings for the year; for every year since 2005, Mr. W. Turner has waived his right to receive this bonus.
Each Employment Agreement provides that if the Employee's employment is involuntarily terminated, then during the remaining term of the agreement he will be entitled to receive (1) on a monthly basis, 1/12th of his annual salary and 1/12th of the average annual amount of cash bonus and cash incentive compensation for the two full fiscal years preceding the date of termination, subject to reduction by the amount of the Employee's earned income from personal services during the applicable payout period; (2) substantially the same life and disability insurance coverage and health and dental benefits as he and his dependents and beneficiaries would have received if he had remained employed, subject to reduction to the extent he receives equivalent or better benefits from another employer (the "Post-Employment Group Health, Life and Disability Insurance Benefits"); and (3) if the involuntary termination occurs within the 12 months preceding, at the time of, or within 24 months after a change in control of Bancorp, a lump sum amount in cash equal to 299% of the Employee's "base amount" (as defined in Section 280G of the Internal Revenue Code).
The term "involuntary termination" is defined as termination of the Employee's employment by Bancorp or Great Southern (other than for cause, or due to death, disability or a prohibition by law from participating in the conduct of the affairs of a depository institution) without the Employee's consent or by the Employee following a material reduction of or interference with his duties, responsibilities or benefits without his consent. Each Employment Agreement provides that to the extent the Employee receives any amounts or benefits, whether under the Employment Agreement or otherwise, that will constitute "excess parachute payments" under Section 280G of the Internal Revenue Code and subject him to excise tax under Section 4999 of the Internal Revenue Code, he will be paid an additional amount that will offset the effect of any such excise tax.
Each Employment Agreement also provides that if the Employee dies while employed under the Employment Agreement, his estate or designated beneficiary will receive (1) the salary the Employee would have earned if he had remained employed through the 180th day after the date of his death; (2) the amounts of any benefits or awards which were earned with respect to the fiscal year in which the Employee died and the amount of any bonus or incentive compensation for that fiscal year, pro-rated in accordance with the portion of the fiscal year elapsed prior to his death; and (3) any unpaid deferred amounts described in the next paragraph.
Each Employment Agreement provides that to the extent the Employee's total compensation for any taxable year exceeds the greater of $1,000,000 or the maximum amount of compensation deductible by the Company under Section 162(m) of the Internal Revenue Code (the greater of these two amounts referred to below as the "maximum allowable amount"), the excess amount must be deferred, with interest (at an annual rate equal to the Federal short-term rate under Section 1274(d)(1) of the Internal Revenue Code, determined as of the last day of the calendar year in which the

Employee's compensation is first not deductible under Section 162(m) of the Internal Revenue Code) compounded annually, to a taxable year in which the amount to be paid to the Employee in that year (including deferred amounts and interest) does not exceed the maximum allowable amount.
Potential Payments Upon Termination of Employment
Messrs. W. and J. Turner. The following tables summarize the approximate value of the termination payments and benefits that Messrs. W. and J. Turner would have received if their employment had been terminated on December 31, 2016 under the circumstances shown.  The tables also exclude (i) amounts accrued through December 31, 2016 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under Great Southern's 401(k) plan and (iii) vested account balances under our defined benefit pension plan, as described under "Pension Benefits."

William V. Turner
Termination Scenario	Salary and Bonus Continuation ($)		Continuation of Group Health, Life and Disability Insurance Coverage ($)		Life Insurance Benefit ($)		Accelerated Vesting of Stock Options ($)		Payment of 299% of "Base Amount" ($)		Tax Gross Up Payment ($)

If termination for cause occurs	$	---	$	---	$	---	$	---	$	---	$	---

If voluntary termination (not constituting "involuntary termination" under Employment Agreement) occurs	$	---	$	---	$	---	$	---	$	---	$	---

If "involuntary termination" under Employment Agreement (not within 12 months prior to, at the time of or within 24 months after change in control) occurs		$950,019(1)	$	---(2)	$	---	$	---	$	---	$	---

If "involuntary termination" under Employment Agreement occurs within 12 months prior to, at the time of or within 24 months after a change in control		$950,019(1)	$	---(2)	$	---		$322,785(3)		$820,448(4)		$917,495(5)

If termination occurs as a result of death		$100,000(6)	$	---		$87,500(7)	$	---	$	---	$	---
________________
(1)
Represents the total salary and bonus continuation payments payable monthly to Mr. W. Turner under his employment agreement, as described under "Employment Agreements," for the remaining term of the agreement (i.e., through September 30, 2021, assuming Mr. W. Turner's employment were "involuntarily terminated" (as defined under "Employment Agreements") on December 31, 2016). The monthly payment amount would be $16,667. While the employment agreement provides for a reduction in the monthly payment amount to the extent of any income earned from providing services to another company during the payout period, the monthly payment amount in the preceding sentence and the total amount of payments shown in the table assumes no such reduction.

(2)
Although Mr. W. Turner's employment agreement provides that if his employment is involuntarily terminated, he will continue to receive through the remaining term of the agreement (i.e., through September 30, 2021, assuming an involuntary termination on December 31, 2016), at the same premium cost to him, substantially the same life and disability insurance coverage and health and dental benefits as he would have received had he remained employed, Mr. Turner was not receiving any such benefits on December 31, 2016. Consequently, no such benefits would be provided to him following termination of his employment.

(3)
Represents the value of acceleration of unvested stock options, based on the closing price of Bancorp's common stock on December 31, 2016 ($54.65) and the exercise prices of the options. All unvested options vest upon a change in control, regardless of whether Mr. W. Turner's employment is "involuntarily terminated."

(4)
Represents the lump sum amount payable to Mr. W. Turner under his employment agreement in the event his employment is "involuntarily terminated" within the 12 months preceding, at the time of or within 24 months after a change in control of Bancorp, as described under "Employment Agreements."

(5)	Represents tax gross up payment payable to Mr. W. Turner under his employment agreement.
(6)
Represents the amount of Mr. W. Turner's salary that he would have earned had he remained employed by Bancorp through the 180th day after the date of death, payable to Mr. W. Turner's estate or designated beneficiary in accordance with his employment agreement.

(7)	Represents the death benefit payable under the supplemental life insurance policy maintained for Mr. W. Turner and other officers.

Joseph W. Turner
Termination Scenario	Salary and Bonus Continuation ($)		Continuation of Group Health, Life and Disability Insurance Coverage ($)		Life Insurance Benefit ($)		Accelerated Vesting of Stock Options ($)		Payment of 299% of "Base Amount" ($)		Tax Gross Up Payment ($)

If termination for cause occurs	$	---	$	---	$	---	$	---	$	---	$	---

If voluntary termination (not constituting "involuntary termination" under Employment Agreement) occurs	$	---	$	---	$	---	$	---	$	---	$	---

If "involuntary termination" under Employment Agreement (not within 12 months prior to, at the time of or within 24 months after change in control) occurs		$3,591,171(1)		$46,677(2)	$	---	$	---	$	---	$	---

If "involuntary termination" under Employment Agreement occurs within 12 months prior to, at the time of or within 24 months after a change in control		$3,591,171(1)		$46,677(2)	$	---		$322,785(3)		$2,132,798(4)		$2,986,383(5)

If termination occurs as a result of death		$156,366(6)	$	---		$235,000(7)	$	---	$	---	$	---
_______________
(1)
Represents the total salary and bonus continuation payments payable monthly to Mr. J. Turner under his employment agreement, as described under "Employment Agreements," for the remaining term of the agreement (i.e., through September 30, 2021, assuming Mr. J. Turner's employment were "involuntarily terminated" (as defined under "Employment Agreements") on December 31, 2016). The monthly payment amount would be $63,003. While the employment agreement provides for a reduction in the monthly payment amount to the extent of any income earned from providing services to another company during the payout period, the monthly payment amount in the preceding sentence and the total amount of payments shown in the table assumes no such reduction.

(2)
Represents the approximate cost to Bancorp of providing the "Post-Employment Group Health, Life and Disability Insurance Benefits," described under "Employment Agreements," to which Mr. J. Turner would be entitled for the remaining term of his employment agreement (i.e., through September 30, 2021, assuming Mr. J. Turner's employment were terminated on December 31, 2016). Amount shown represents the aggregate share of the premium payments to be made by Bancorp, based on the monthly premium rates in effect on December 31, 2016. While the employment agreement provides for a reduction in these benefits to the extent Mr. J. Turner receives such benefits, on no less favorable terms, from another employer during the benefits continuation period, the amount shown in the table assumes no such reduction in benefits.

(3)
Represents the value of acceleration of unvested stock options, based on the closing price of Bancorp's common stock on December 31, 2016 ($54.65) and the exercise prices of the options. All unvested options vest upon a change in control, regardless of whether Mr. J. Turner's employment is "involuntarily terminated."

(4)
Represents the lump sum amount payable to Mr. J. Turner under his employment agreement in the event his employment is "involuntarily terminated" within the 12 months preceding, at the time of or within 24 months after a change in control of Bancorp, as described under "Employment Agreements."

(5)	Represents tax gross up payment payable to Mr. J. Turner under his employment agreement.
(6)
Represents the amount of Mr. J. Turner's salary that he would have earned had he remained employed by Bancorp through the 180th day after the date of death, payable to Mr. J. Turner's estate or designated beneficiary in accordance with his employment agreement.

(7)
Represents the aggregate death benefits payable under the supplemental life insurance coverage maintained for Mr. J. Turner and other officers ($175,000) and the term life insurance coverage maintained for all employees generally ($60,000).

Messrs. Copeland, Mitchem and Marrs. None of Messrs. Copeland, Mitchem or Marrs has an employment or severance agreement with Bancorp or any of its subsidiaries. Each of Messrs. Copeland, Mitchem and Marrs held unvested stock options as of December 31, 2016, the vesting of which accelerates upon a change in control of Bancorp. If a change in control of Bancorp had occurred on December 31, 2016, the value that would have been realized by Messrs. Copeland, Mitchem and Marrs as a result of the accelerated vesting of these options (based on the closing price of Bancorp's common stock on December 31, 2016 ($54.65) and the exercise prices of the options) are $225,950, $169,880 and $134,494, respectively.  Great Southern maintains supplemental life insurance for Messrs. Copeland, Mitchem and Marrs, along with other officers. If Messrs. Copeland, Mitchem and Marrs were to have died on December 31, 2016, the death benefit payable for each officer under the supplemental life insurance coverage would have been $175,000. This is in addition to the term life insurance benefit generally available to all employees (which would have provided a death benefit of $60,000 for each of Messrs. Copeland, Mitchem and Marrs).
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of Bancorp's Board of Directors:
Thomas J. Carlson Larry D. Frazier Douglas M. Pitt Earl A. Steinert, Jr.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is a current or former officer or employee of Bancorp or any of Bancorp's subsidiaries. None of our executive officers has served on the board of directors or the compensation committee of any other entity that had an executive officer serving on Bancorp's Board of Directors or on the Compensation Committee of Bancorp's Board of Directors.
 Information regarding a transaction during 2016 to which the Bank and Director Thomas J. Carlson, a member of the Compensation Committee of Bancorp's Board of Directors, were parties is provided under "Transactions with Certain Related Persons."

PROPOSAL II. RATIFICATION OF THE APPOINTMENT OF
 THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of Bancorp's Board of Directors has engaged the independent registered public accounting firm of BKD, LLP to audit Bancorp's financial statements for the 2017 fiscal year, subject to the ratification of the appointment by Bancorp's stockholders at the Annual Meeting. Representatives of BKD, LLP are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
During the fiscal years ended December 31, 2016 and 2015, BKD, LLP provided various audit, audit related and non-audit services to Bancorp. Set forth below are the aggregate fees billed for these services:
(a)
Audit Fees: Aggregate fees billed for professional services rendered for the audits of Bancorp's annual financial statements and internal control over financial reporting and reviews of financial statements included in Bancorp's Quarterly Reports on Form 10-Q: $345,810 – 2016; $324,280 – 2015.

(b)
Audit Related Fees: Aggregate fees billed for professional services rendered related to audits, including required procedures for providing negative assurances in connection with the Bank's loss-sharing agreements with the FDIC: $99,335 – 2016; $13,235 – 2015.

(c)	Tax Fees: Aggregate fees billed for professional services rendered related to tax compliance, tax advice and tax consultations: $0 – 2016; $0 – 2015.
(d)	All other fees: Aggregate fees billed for all other professional services, including regulatory compliance work and 401(k) plan administration: $238,821 – 2016; $258,159 – 2015.

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by BKD, LLP and the estimated fees for these services.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP AS BANCORP'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

PRINCIPAL STOCKHOLDERS AND STOCK HOLDINGS OF MANAGEMENT
The following table sets forth certain information, as of the Record Date, as to those persons believed by management to be beneficial owners of more than five percent of the outstanding shares of Common Stock. Persons, legal or natural, and groups beneficially owning in excess of five percent of the Common Stock are required to file certain reports regarding their ownership with Bancorp and with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Where appropriate, historical information set forth below is based on the most recent filing on behalf of the person with Bancorp. Other than those persons listed below, management is not aware of any person or group that beneficially owns more than five percent of the Common Stock as of the Record Date. Each beneficial owner listed has sole voting and dispositive power with respect to the shares of Common Stock reported, except as otherwise indicated.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Joseph W. Turner c/o Great Southern Bancorp, Inc. 1451 E. Battlefield Springfield, MO 65804	1,824,684(2)	13.01%

Julie Turner Brown c/o Great Southern Bancorp, Inc. 1451 E. Battlefield Springfield, MO 65804	1,699,490(3)	12.13

Earl A. Steinert, Jr. c/o Great Southern Bancorp, Inc. 1451 E. Battlefield Springfield, MO 65804	934,846(4)	6.67

BlackRock, Inc. 55 East 52nd Street New York, NY 10005	760,550(5)	5.43
_______________

(1)
Due to the rules for determining beneficial ownership, the same securities may be attributed as being beneficially owned by more than one person. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities. Under Rule 13d-3 under the Exchange Act, share amounts shown for Bancorp's officers and directors include shares that they may acquire upon the exercise of options that are exercisable at the Record Date or will become exercisable within 60 days after that date.

(2)
Includes 102,672 shares held jointly with Mr. J. Turner's spouse, with whom Mr. J. Turner shares voting and dispositive power as to such shares, 2,478 shares held by Mr. J. Turner's spouse, 15,000 shares which may be acquired through option exercises, 10,200 shares held in trust accounts for Mr. J. Turner's children, 93,050 shares held by the Turner Family Foundation, a charitable foundation of which Mr. J. Turner, Ms. Julie Turner Brown, a Director of Bancorp, Mr. W. Turner, Bancorp's Chairman, and Mr. W. Turner's spouse are directors, and 1,566,024 shares held by the Turner Family Limited Partnership, of which Mr. J. Turner and Ms. Brown are the general partners; Mr. J. Turner, Ms. Brown, Mr. W. Turner and Mr. W. Turner's spouse share voting and dispositive powers over the 93,050 shares held by the Turner Family Foundation and Mr. J. Turner and Ms. Brown share voting and dispositive powers over the 1,566,024 shares held by the Turner Family Limited Partnership.

(3)
Includes 32,019 shares held jointly with Ms. Brown's spouse, with whom Ms. Brown shares voting and dispositive power as to such shares, 1,520 shares held in custodial accounts for Ms. Brown's children, 6,000 shares held in a trust account for Ms. Brown's children, 93,050 shares held by the Turner Family Foundation, a charitable foundation of which Ms. Brown, Mr. J. Turner, Mr. W. Turner and Mr. W. Turner's spouse are directors, and 1,566,024 shares held by the Turner Family Limited Partnership, of which Ms. Brown and Mr. J. Turner are the general partners; Ms. Brown and Mr. J. Turner share voting and dispositive powers over the 1,566,024 shares held by the Turner Family Limited Partnership and Ms. Brown, Mr. J. Turner, Mr. W. Turner and Mr. W. Turner's spouse share voting and dispositive powers over the 93,050 shares held by the Turner Family Foundation.

(4)	Mr. Steinert has sole voting and dispositive power as to all 933,596 shares. Includes 1,250 shares which may be acquired through option exercises.
(5)
As reported in a Schedule 13G filed with the SEC on January 30, 2017 by BlackRock, Inc. ("BlackRock").  With respect to the shares listed in the table, BlackRock reported having sole voting power as to 735,695 shares and sole dispositive power as to 760,550 shares.

Stock Ownership of Management
The following table sets forth information, as of the Record Date, as to the shares of Common Stock beneficially owned by the directors and nominees named under "Proposal I. Election of Directors" above, the named executive officers, and all directors and executive officers as a group. Each beneficial owner listed has sole voting and dispositive power with respect to the shares of Common Stock reported, except as otherwise indicated.
Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class
William V. Turner	363,850(2)	2.59%
Earl A. Steinert, Jr.	934,846(3)	6.67
Joseph W. Turner	1,824,684(4)	13.01
Larry D. Frazier	93,050(5)	0.66
William E. Barclay	17,955(6)	0.13
Julie Turner Brown	1,699,490(7)	12.13
Thomas J. Carlson	14,451(8)	0.10
Douglas M. Pitt	2,350(9)	0.02
Kevin R. Ausburn	100(10)	0.00
Debra M. Shantz Hart	1,564(10)	0.01
Steven G. Mitchem	89,759(11)	0.64
Rex A. Copeland	34,148(12)	0.24
Douglas W. Marrs	2,582(13)	0.02
Directors and Executive Officers as a Group (14 persons)	3,345,353(14)	23.78

____________________

(1)
Amounts include shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain family members, by certain related entities or by trusts of which the directors and executive officers are trustees or substantial beneficiaries, with respect to which shares the respective director or executive officer may be deemed to have sole or shared voting and/or dispositive powers. Under Rule 13d-3 of the Exchange Act, share amounts shown for Bancorp's officers and directors include shares that they may acquire upon the exercise of options that are exercisable at the Record Date or will become exercisable within 60 days after that date. Due to the rules for determining beneficial ownership, the same securities may be attributed as being beneficially owned by more than one person. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities.

(2)
Includes 75,247 shares held by Mr. W. Turner's spouse, 16,700 shares which may be acquired through option exercises and 93,050 shares held by the Turner Family Foundation, a charitable foundation of which Mr. W. Turner, Mr. W. Turner's spouse, Mr. J. Turner and Ms. J. Brown are directors; Mr. W. Turner, Mr. W. Turner's spouse, Mr. J. Turner and Ms. Brown share voting and dispositive powers over the 93,050 shares held by the Turner Family Foundation. Not included in the shares beneficially owned by Mr. W. Turner are the 1,566,024 shares held by the Turner Family Limited Partnership. On September 30, 2004, in a transaction undertaken for estate planning purposes, each of Mr. W. Turner and his spouse transferred all of their respective general partnership units in the partnership to Mr. J. Turner and Ms. Brown in exchange for a portion of the limited partnership units held by Mr. J. Turner and Ms. Brown. Although, as a result of the exchange, Mr. J. Turner and Ms. Brown replaced Mr. W. Turner and his spouse as general partners, each family member's share of the partnership's capital account and profits did not substantially change and their economic interest in the shares of the Common Stock held by the partnership were not significantly affected by the exchange.

(3)	For a discussion of Mr. Steinert's ownership, see footnote 4 to the immediately preceding table.
(4)	For a discussion of Mr. J. Turner's ownership, see footnote 2 to the immediately preceding table.
(5)
Includes 91,800 shares held jointly with Mr. Frazier's spouse, with whom Mr. Frazier shares voting and dispositive power as to such shares. Includes 1,250 shares which may be acquired through option exercises.

(6)	Includes 1,250 shares which may be acquired through option exercises.
(7)	For a discussion of Ms. Brown's ownership, see footnote 3 to the immediately preceding table.
(8)	Includes 13,101 shares held by Mr. Carlson's spouse. Includes 1,250 shares which may be acquired through option exercises.
(9)	Includes 1,250 shares which may be acquired through option exercises.
(10)	Appointed as a director of Bancorp effective March 1, 2017.
(11)	Includes 30,202 shares held by Mr. Mitchem's spouse.
(12)	Includes 12,600 shares which may be acquired through option exercises.
(13)	Includes 625 shares which may be acquired through option exercises.
(14)	Includes an aggregate of 62,725 shares which may be acquired through option exercises by all directors and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires Bancorp's directors, its executive officers and persons who beneficially own more than ten percent of the Common Stock, to file reports detailing their ownership and changes of ownership in the Common Stock with the SEC and to furnish Bancorp with copies of all such ownership reports. Based solely on Bancorp's review of the copies of the ownership reports furnished to Bancorp, and written representations relative to the filing of certain forms, Bancorp is aware of:  one late Form 4 filing for William V. Turner, for one transaction in October 2016; one late Form 4 filing for Julie Turner Brown, for one transaction in July 2016; and one late Form 4 filing for Linton J. Thomason, for one transaction in August 2016.
STOCKHOLDER PROPOSALS – 2018 ANNUAL MEETING
In order to be eligible for inclusion in Bancorp's proxy materials for its next annual meeting of stockholders, any stockholder proposal for that meeting must be received by the Secretary of Bancorp at the executive office of Bancorp, located at 1451 E. Battlefield, Springfield, Missouri 65804, by November 27, 2017.  Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

In addition to the deadline and other requirements referred to above for submitting a stockholder proposal to be included in Bancorp's proxy materials for its next annual meeting of stockholders, Bancorp's bylaws require a separate notification to be made in order for a stockholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in Bancorp's proxy materials for the meeting.  In order to be eligible for presentation at Bancorp's next annual meeting of stockholders, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of Bancorp's bylaws must be received by the Secretary of Bancorp not earlier than the close of business on January 9, 2018 and not later than the close of business on February 8, 2018.  If, however, the date of the next annual meeting is before April 19, 2018 or after July 8, 2018, the notice of the stockholder proposal must instead be received by Bancorp's Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or the day on which public announcement of the date of the next annual meeting is first made by Bancorp.
OTHER MATTERS
The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the proposals discussed in this proxy statement. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the holders of the proxies to vote the shares represented thereby on such matters in accordance with their best judgment.
The cost of solicitation of proxies will be borne by Bancorp. Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers and other employees of Bancorp and/or Great Southern may solicit proxies personally or by telephone without additional compensation.
A COPY OF BANCORP'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016, AS FILED WITH THE SEC, MAY BE OBTAINED FROM THE SEC'S WEBSITE, AT WWW.SEC.GOV, OR FROM GREAT SOUTHERN'S WEBSITE, AT WWW.GREATSOUTHERN BANK.COM.
By Order of the Board of Directors

William V. Turner Chairman of the Board

Springfield, Missouri
 March 27, 2017

GREAT SOUTHERN BANCORP, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 8, 2017.

Vote by Internet

- Go to **www.envisionreports.com/GSBC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR" all the nominees named in Proposal 1 and "FOR" Proposal 2.

Nominee	For	Withhold
01 - Kevin R. Ausburn	☐	☐
02 - Larry D. Frazier	☐	☐
03 - Douglas M. Pitt	☐	☐

	For	Against	Abstain
2. The ratification of the appointment of BKD, LLP as Great Southern Bancorp's independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears herein. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administratrix, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

02JCXB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

GREAT SOUTHERN BANCORP, INC.

PROXY — GREAT SOUTHERN BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS
MAY 9, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby revokes all proxies previously given with respect to all shares of common stock, $.01 par value, of Great Southern Bancorp, Inc. ("Bancorp") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Bancorp (the "Annual Meeting"), to be held at the Great Southern Operations Center, 218 S. Glenstone, Springfield, MO, on May 9, 2017, at 10:00 a.m., local time, and appoints the official proxy committee of Bancorp, consisting of William E. Barclay, Julie Turner Brown, Thomas J. Carlson, Debra Mallonee (Shantz) Hart, Earl A. Steinert, Jr., Joseph W. Turner and William V. Turner, each with full power of substitution, to act as attorneys-in-fact for the undersigned for the purpose of voting such stock at the Annual Meeting, and at any and all adjournments or postponements thereof, as fully and with the same effect as the undersigned might or could do if personally present, as directed herein.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

This Proxy may be revoked in the manner described in Bancorp's Proxy Statement for the Annual Meeting. The undersigned acknowledges receipt from Bancorp, prior to the execution of the Proxy, of the Notice of Annual Meeting, Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2016.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS.